Press Release Source: Kun Run Biotechnology, Inc.

Kun Run Biotechnology, Inc. Year-End Revenues Increase 56% to $11.6 million

Income Up 400% to $6.8 million - $0.24 Per Share

•	Wednesday April 1, 2009, 8:00 am EDT

HAIKOU, China, April 1 /PRNewswire-Asia-FirstCall/ -- Kun Run Biotechnology, Inc., (OTC Bulletin Board: KURU - News) a leading bio-pharmaceutical company in China that focuses on manufacture and sales of peptides and peptide-based drugs, today announced its financial results for the year ended December 31, 2008.

Revenues for the year ended December 31, 2008 were $11.6 million, an increase of $4.1 million, or 56% over revenues for the same period of 2007.

The gross margin for the year ended December 31, 2008 was 71%, increasing from 58% for the same period of 2007. Selling expenses were $687,949 or 6% of the total sales, for the year ended December 31, 2008, decreasing 51% from $1,416,469 for 2007. The drop was mainly due to the Company's increased marketing budget in 2007 in order to enlarge sales and market share. These expenditures fell back to a more normal level in 2008 as our brands reached a more mature position and extra promotions were not as necessary. Research and development expenses were $271,476 in 2008, equivalent to $276,138 in 2007.

Income from operations increased 262% to $4.8 million in 2008 from $1.7 million for the year ended December 31, 2007. The sharp increase in income from operations was in part due to strong marketing and sales efforts and efficient cost control systems.

Net income increased 378% to approximately $6.0 million for the year ended December 31, 2008. This was an improvement of approximately $4.8 million, from approximately $1.2 million for the same period of 2007. Comprehensive income was $6.8 million compared to $1.4 million in 2007. This increase was in line with the revenue growth and margin improvement and reflects income from disposing property that contributed an additional $2.4 million. Earnings per share for the year ended December 31, 2008 were $0.24 per share (both basic and diluted), compared with $0.05 per share (both basic and diluted) for the same period of 2007. The increase was contributed by increased profitability in 2008. Excluding the effect of a $1.3 million ''Unusual Charge-Make Good Provision'', the actual net income of 2008 was $7.3 million ($0.30 per share), representing a 482% increase over 2007.

At December 31, 2008, the Company had cash and cash equivalents totaling $433,599, working capital was $11.3 million, an improvement of $8.4 million as compared to $2.9 million at December 31, 2007. Net cash provided by operating activities was approximately $5.8 million for the twelve months ended December 31, 2008.

Please refer to documents filed today with the Securities and Exchange Commission for additional information on the results for 2008. Please also visit the Company's web site to learn more about the business http://www.zhonghe.cn ..

2008 REVIEW

In commenting on the strong revenue growth, the Company's Chairman, Mr. Xueyun Cui stated, ''TP-5, Kun Run's major product, accounted for 53% of total revenues and contributed $6.2 million of sales in 2008, an increase of 15% over 2007. Since the Company possesses a solution patent for TP-5 pre-filled injections, we enjoyed a stable selling price and strong growth in revenue for TP-5 pre-filled injections, contributing to the total increase in TP-5 as a whole.''

Mr. Xueyun Cui continued, ''Sales of Somatostatin for injection (3mg) accounted for 8% of total sales in 2008, increasing 39% to $961,266 in 2008 from $692,888 in 2007. This was a result of increased recognition of our brands. Thymosin Alpha 1 injection (1.6mg) revenues have grown steadily since it was introduced to the market in 2005, and increased significantly in 2008. A strong market demand for Thymosin Alpha 1 injection (1.6mg) made it the best selling product in 2008 contributing $3.2 million in revenue representing a 247% increase from 2007. Desmopressin acetate injection (DDAVP) also experienced significant sales growth to $1.1 million in 2008, representing a 154% increase.''

Looking toward future revenues, Mr. Xueyun Cui Stated, ''The TP-5 market is mature and is highly competitive while the markets for Somatostatin, DDAVP and Thymosin Alpha 1 are still developing with greater market potential and less pricing pressure. Thus, the Company's product portfolio has broadened from one single flagship product, TP-5, to four peptide products that make and will make major revenue contributions. The Company expects its current product mix to be sustained in the foreseeable future as brand recognition and product efficacy drive product acceptance in the market.''

SIGNIFICANT EVENTS IN 2008

On September 25, 2008, the company completed a reverse merger with Aspen Racing Stables, Inc., and become a public company in United States. On Nov. 6, 2008, the name of the Company was changed from Aspen Racing Stables to Kun Run Biotechnology, Inc. Also, effectively Nov. 6, 2008, the ticker symbol on the Over-the-Counter Bulletin Board ("OTC BB") changed from "ASRS.OB" to "KURU.OB".

On October 1, 2008, Kun Run's newly completed manufacturing facility obtained the GMP certification and commenced production. The new manufacturing facility is located in Haikou, China, next to Kun Run's existing facility. It is equipped with 6 production lines to produce medicines in six forms, including small volume parenteral solution, prefilled injection, tablets, freeze-dried powder injection, capsules and granules. Combined with the existing 2 freeze-dried powder injection lines, Kun Run now possesses 8 production lines in total that can support our expansion plan and new product launch activities.

About Kun Run Biotechnology, Inc.

Kun Run Biotechnology, Inc., together with its subsidiaries, engages in manufacture and sale of polypeptide medicines. It uses solid phase peptide synthesis (SPPS) and advanced purifying technology to produce various therapeutic polypeptide drugs, of which is "TP-5" most known for efficiently regulating humans' immune systems in order to defend and cure malignant diseases. The company maintains two state-of-art manufacturing plants and possesses one of the largest peptide synthesizing capacities across Asia.

Safe Harbor Statement

Certain statements set forth in this press release constitute "forward-looking statements". Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to introduce, manufacture and distribute new drugs. Actual results may differ materially from predicted results, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company's ability to obtain raw materials needed in manufacturing, the continuing employment of key employees, the failure risks inherent in testing any new drug, the possibility that regulatory approvals may be delayed or become unavailable, patent or licensing concerns that may include litigation, direct competition from other manufacturers and product obsolescence. More information about the potential factors that could affect the Company's business and financial results are included in the Company's filings, available via the United States Securities and Exchange Commission.

Kun Run Biotechnology, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
For the Twelve Months Ended December 31, 2008 and 2007
Expressed in U.S. dollars
(Except for share and per share amounts)

	Year ended December 31,
	2008	2007

Sales revenue	$11,622,503	$7,471,326
Cost of sales	3,410,891	3,134,608

Gross profit	8,211,612	4,336,718

Operating expenses
Administrative expenses	1,184,864	967,121
Research and developments costs	271,476	276,138
Selling expenses	687,949	1,416,469
Unusual charge - make good provision	1,300,000	--
	3,444,289	2,659,728

Income from operations	4,767,323	1,676,990
Government subsidy income	31,003	22,225
Interest income	50,438	2,741
Gain on disposal of property, plant
and equipment	2,416,110	--
Other income	222,927	47,852
Finance costs	(545,995)	(546,141)

Income before income taxes and
minority interest	6,941,806	1,203,667
Income taxes	(907,439)	56,796
Minority interest	(64,658)	(11,095)

Net Income	$5,969,709	$1,249,368

Other comprehensive income
Foreign currency translation adjustments	858,953	115,366

Total comprehensive income	$6,828,662	$1,364,734

Earnings per share:
basic and diluted	$0.24	$0.05

Weighted average number of
shares outstanding:
basic and diluted	24,467,808	24,250,000

Kun Run Biotechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
As Of December 31, 2008 and 2007
Expressed in U.S. dollars

	As of December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$433,599	$670,919
Trade receivables, net	4,732,750	3,460,416
Bills receivable	117,360	--
Other receivables, prepayments and
deposits	985,683	1,418,700
Receivables from disposal of properties	2,061,793	--
Inventories	689,415	527,308
Income tax recoverable	--	196,065
Amounts due from related companies	5,595,307	68,950
Deferred taxes	8,362	27,220

Total current assets	14,624,269	6,369,578
Intangible assets	111,004	5,379
Property, plant and equipment, net	9,685,374	8,851,242
Land use rights	3,775,540	3,593,265
Deposit for acquisition of property,
plant and equipment	445,691	943,022

TOTAL ASSETS	$28,641,878	$19,762,486

	As of December 31,
	2008	2007
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Current liabilities
Trade payables	$966,937	$572,893
Other payables and accrued expenses	1,672,500	1,257,918
Dividend payable to Zhonghe's
former/existing minority stockholders	7,209	20,863
Income tax payable	655,019	--
Amounts due to related companies	936	267,616
Secured borrowings	--	1,371,000

Total current liabilities	3,302,601	3,490,290
Deferred taxes	8,255	--
Secured long-term borrowings	6,528,150	5,792,475

TOTAL LIABILITIES	9,839,006	9,282,765

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST	169,145	103,365

STOCKHOLDERS' EQUITY
Preferred stock : par value of $0.001
per share, authorized 10,000,000
shares in 2008 and 2007,
none issued and outstanding	--	--
Common stock : par value $0.001 per share
Authorized 100,000,000 shares in 2008
and 2007; issued and outstanding
25,000,000 shares in 2008 and
24,250,000 shares in 2007	25,000	24,250
Additional paid-in capital	8,969,033	7,541,074
Statutory and other reserves	2,820,850	1,725,313
Accumulated other comprehensive income	1,601,345	742,392
Retained earnings	5,217,499	343,327

TOTAL STOCKHOLDERS' EQUITY	18,633,727	10,376,356

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$28,641,878	$19,762,486

    For more information, please contact:

     Kunhe Investment management Beijing Co., Ltd,
     Sunne Tang
     Tel:   +86-10-8591-1911
     Email: sunne@khinvest.com